Exhibit 5.2

2100 L STREET, NW SUITE 900 WASHINGTON DC 20037 TELEPHONE: 202.887.1500 FACSIMILE: 202.887.0763 WWW.MOFO.COM

MORRISON & FOERSTER LLP

AMSTERDAM, AUSTIN, BERLIN, BOSTON,

BRUSSELS, DENVER, HONG KONG,

LONDON, LOS ANGELES, MIAMI, NEW

YORK, PALO ALTO, SAN DIEGO, SAN

FRANCISCO, SHANGHAI, SINGAPORE,

TOKYO, WASHINGTON, D.C.

September 11, 2025

Board of Directors

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, Florida 33716

Re:

Raymond James Financial, Inc. — Form S-3ASR (File No. 333-279215) — $650,000,000 aggregate principal amount of 4.900% Senior Notes due 2035 and $850,000,000 aggregate principal amount of 5.650% Senior Notes due 2055

Ladies and Gentlemen:

We have acted as counsel to Raymond James Financial, Inc., a Florida corporation (the “Company”), in connection with the issuance and sale by the Company of (i) $650,000,000 aggregate principal amount of 4.900% senior notes due 2035 (the “2035 Notes”) and (ii) $850,000,000 aggregate principal amount of 5.650% senior notes due 2055 (the “2055 Notes” and, together with the 2035 Notes, the “Notes”) under that certain Indenture, dated as of August 10, 2009 (the “Base Indenture”), among the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Tenth Supplemental Indenture, dated as of September 11, 2025 (the “Tenth Supplemental Indenture”), and the Eleventh Supplemental Indenture, dated as of September 11, 2025 (the “Eleventh Supplemental Indenture” and, together with the Base Indenture and the Tenth Supplemental Indenture, the “Indenture”), and pursuant to a Registration Statement on Form S-3ASR (File No. 333-279215) under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 8, 2024 (the “Registration Statement”), including a base prospectus, dated May 8, 2024 (the “Base Prospectus”), as supplemented by a prospectus supplement, dated September 9, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and an Underwriting Agreement, dated September 9, 2025 (the “Underwriting Agreement”), between the Company and the several underwriters named in Schedule II thereto (collectively, the “Underwriters”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the Notes.

Board of Directors

Raymond James Financial, Inc.

September 11, 2025

Page Two

As counsel for the Company, we have examined the Registration Statement, the Indenture and originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, documents, certificates and records as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, documents, certificates and records that we have reviewed; and (iv) the legal capacity of all natural persons. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)

the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)

limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)

our opinions are based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

To the extent that the obligations of the Company with respect to the Notes may be dependent upon such matters, we assume for purposes of this opinion that each of the Company and the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each of the Company and the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by each of the Company and the Trustee and constitutes the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance with respect to performance of its obligations under the Indenture, with all applicable laws and regulations; that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and that a Statement of Eligibility of the Trustee on Form T-1 has been properly filed with the Commission.

Board of Directors

Raymond James Financial, Inc.

September 11, 2025

Page Three

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, assuming the due execution, authentication, issuance and delivery of the Notes pursuant to the terms of the Indenture and the Underwriting Agreement, the Notes will constitute legal, valid and binding obligations of the Company.

This opinion letter is based as to matters of law solely on applicable provisions of the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of the State of New York) as in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Florida, we have relied upon the opinion of E. Michael Serbanos, Esq., General Counsel – Markets, Products, and International of the Company, dated the date hereof, and our opinions are subject to the qualifications, assumptions, limitations and exceptions set forth therein.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about September 11, 2025, which will be incorporated by reference in the Registration Statement, and to reference to us under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP